EXHIBIT 10.2

IOMED, INC.

EMPLOYEE SEVERANCE PROGRAM

12.                                 PURPOSE AND SCOPE

The purpose of this severance program (the “Severance Program”) is to (i) aid IOMED, Inc. (the “Company”) in the recruitment and retention of employees, by providing additional security during periods of uncertainty, in the event their employment is terminated; (ii) formally document the Company’s past severance practices relative to Company Policy 5-100 and (iii) protect the Company from litigation and other claims resulting from the termination of employees.

13.                                 PARTICIPANTS

The participants in the Severance Program shall be those employees of the Company which the Company in its sole discretion has set forth on Exhibit B attached hereto, (each a “Participant”).  Each Participant has been specifically designated by the Compensation Committee as an employee eligible to participate in the Severance Program. Exhibit B may be updated from time to time to reflect new Company decisions, new employees, voluntary terminations or changes in a Participant’s tenure, compensation or benefits.  To the extent there is a conflict between this Severance Program and a Company policy (not including a separate, binding written agreement between the Company and a Participant) that governs payments upon the termination of a Participant’s employment with the Company, this Severance Program shall control.

14.                                 SEVERANCE PAYMENTS

Subject to the terms and conditions of this Severance Program, a Participant whose employment with the Company is (i) involuntarily terminated by the Company, except for Cause (as such term is defined in Section 5.2 below), or (ii) voluntarily terminated by the Participant for Good Reason (as such term is defined in Section 5.3 below) such Participant shall be eligible to receive the following (collectively the “Severance Payments”):

•                  “Separation Pay” and other applicable benefits per Company Policy 5-100, a copy of which is attached hereto as Exhibit A or any amendments thereof.

•                  “Supplemental Payment” as set forth on Exhibit B (the “Supplemental Payment”).

•                  Continuation of Benefits (as that term is defined in Section 5.1 below) for the period represented by the sum total number of months used to calculate both the Separation Pay and the Supplemental Payment.

•                  Outplacement services (group or personal) valued in an approximate range from $500 -$5,500. The value of such services to be in the Company’s discretion, with higher amounts reserved for Senior Management.

•                  Senior Management (as that term is defined below) shall be entitled to:  (i) the retention of certain Company’ property (e.g., cell phones, PDA’s, computers, etc.); (ii) extensions of up to one year within which to exercise vested stock options and (iii) additional consideration all as determined by the Company’s Board or Directors and/or Compensation Committee.

A Participant may not receive any Severance Payment until and unless the Participant has executed a global release of claims agreement as required by the Company.  In addition, all of the foregoing Severance Payments are subject to change by the Company as may be needed to comply with federal, state, or local law.  The Severance Payments shall be subject to all requirements established by the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations promulgated thereunder, including withholding amounts and date restrictions.  In addition, the Company may change the manner, timing or amount of the Severance Payments if both the Participant and Company agree in writing, or if the Compensation Committee determines that the Severance Payments will cause a materially adverse tax result for the Company or the Participant.  Any changes contemplated by this paragraph shall be designed and implemented so as to provide the Participant with an overall economic benefit equivalent to that intended by the Severance Program.

15.                                 TERMS AND CONDITIONS FOR THE SEVERANCE PAYMENTS

15.1                           RIGHT TO SEVERANCE PAYMENTS:  Upon executing the Company’s global release of claims agreement, releasing any and all legal and other claims against the Company, including its employees, agents, and representatives, a Participant whose employment with the Company is involuntarily terminated by the Company, except for Cause (as such term is defined in Section 5.2 below), or voluntarily terminated by the Participant for Good Reason (as such term is defined in Section 5.3 below) shall be entitled to receive his or her applicable Severance Payments no later than 60 days after the expiration of any statutory periods of revocation, including the consideration and revocation periods for waiver of age discrimination related claims.  This Severance Program shall not apply to any Participant who dies, retires, voluntarily terminates his or her employment without Good Reason, is involuntarily terminated by the Company for Cause, or becomes unable to carry on full-time employment with the Company (a minimum of 8 hours per work day) due to disability or illness.

15.2                           NOT A CONTRACT OF EMPLOYMENT: This Severance Program does not constitute or create a contract of employment or create any specific contractual right or obligation between the Company and its employees or any Participant. Nothing in this policy affects or alters the at-will nature of a Participant’s employment with the Company..

15.3                           WITHHOLDING: All payments to a Participant under this Severance Program are subject to all applicable federal, state, and local tax and other withholding requirements, as determined by the Company.

15.4                           EFFECT ON OTHER BENEFITS: Where conflicting, this Severance Program shall supersede payments and benefits under Company Policy 5-100, but is in addition to, and not in substitution for, any other agreements between a Participant and the Company and any other pay or benefits for which the Participant is eligible or entitled, including payments, if any, under the Company’s Senior Management and Key Employee Retention Program.

16.                                 DEFINITIONS

16.1                           BENEFITS: The term “Benefits” shall mean the Company’s medical and dental insurance benefits at least equivalent to those provided to other employees of the Company during the six-month period immediately preceding the Participants termination of employment. Upon the Participant’s election of continuation of Benefits coverage under COBRA the Company shall pay the premiums for such coverage on behalf of the Participant for the period specified in Section 3 above. Thereafter, the Participant may elect to continue such Benefits at their own expense. Benefits shall not include participation in the Company’s 401(k) plan, stock purchase programs and employee stock option plans except as expressly provided for herein.

16.2                           CAUSE:  The term “Cause” shall mean the occurrence of any of the following:

(a)                                  Acts or omissions constituting gross negligence or willful misconduct relating to the business of the Company;

(b)                                 Repeated or continued failure to perform the duties and responsibilities of the Participant’s position (other than as a result of a disability or illness) after having a reasonable opportunity to cure such failure following notice;

(c)                                  Inability to perform the essential functions of the Participant’s position, with or without accommodation, due to disability or illness;

(d)                                 Breach of the Participant’s Intellectual Property and Invention Agreement and Agreement Not-to-Compete (or similar agreement) with the Company;

(e)                                  Material violation of the Company’s Code of Ethics, Policies or Procedures;

(f)                                    Conviction or entry of a plea of nolo contendre for fraud, misappropriation or embezzlement, or a crime of moral turpitude, if such crime caused harm to the business and affairs of the Company in the reasonable determination of the Compensation Committee;

(g)                                 Any material violation of any federal or state securities law or any SEC or stock exchange rules or regulation with respect to the Company; or

(h)                                 Conviction or entry of a plea of nolo contendre with respect to any felony, if such felony caused harm to the business and affairs of the Company in the reasonable determination of the Compensation Committee

16.3                           GOOD REASON: The term “Good Reason” shall mean the occurrence of any of the following:

(a)                                  A material reduction in the Participant’s compensation (other than stock based compensation);

(b)                                 A significant reduction of the Participant’s functions, duties or responsibilities relative to his/her functions, duties or responsibilities, or

(c)                                  A Participant’s relocation, as a condition of continued employment, by the Company or a successor thereto to a location more than fifty (50) miles from the Company’s current headquarters.

16.4                           SENIOR MANAGEMENT: The term “Senior Management” shall mean those personnel classified as senior management personnel as set forth on Exhibit B attached hereto, as may be amended from time-to-time.

17.                                 ADMINISTRATION

This Severance Program shall be administered generally by the Vice President of Finance and, when necessary, by the Chief Executive Officer (“CEO”).  Should any person wish to make a claim for benefits or to dispute a severance decision, the person must submit his/her claim or dispute in writing to the Vice President of Finance, within 30 days of the decision at issue.  The Vice President of Finance will render a decision within 30-45 days of submission.  Upon receiving the decision of the Vice President of Finance, the person shall have 30 days in which to appeal in writing to the CEO, who shall have the full discretionary authority to make the final decision.

18.                                 ARBITRATION

Any dispute or controversy arising under, related to or in connection with the Severance Program shall be settled exclusively by arbitration before a single arbitrator in Salt Lake City, Utah, in accordance with the Commercial Arbitration Rules of the American Arbitration Association under the abuse of discretion standard. The arbitrator’s award shall be final and binding on all parties. Judgment may be entered on an arbitrator’s award in any court having competent jurisdiction.

19.                                 ASSIGNMENT

All rights under this Severance Program are personal to the Participant and may not be assigned by the Participant.  This Severance Program shall inure to the benefit of and be binding upon the Company and its successors or assigns.  The Company shall require any successor to all or substantially all of the Company’s business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform the Company’s obligations under this Severance Program in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.

20.                                 GOVERNING LAW

This Severance Program shall be governed by and construed in accordance with the law of the State of Utah, without reference to principles of conflict of laws, and any applicable federal law.

21.                                 PARACHUTE PAYMENT LIMITATION

Notwithstanding anything in this Severance Program to the contrary, in the event that:

(a)                                  The aggregate payments or benefits to be made or distributed by the Company or its subsidiaries to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Severance Plan or otherwise) which are deemed to be parachute payments as defined in Code Section 280G or any successor thereto (the “Change of Control Benefits”) would be deemed to include an “excess parachute payment” under Code Section 280G; and

(b)                                 If such Change of Control Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Participant’s “base amount,” as determined in accordance with Code Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Change of Control Benefits (without such reduction) minus (x) the amount of tax required to be paid by the Participant thereon by Code Section 4999 and further minus (y) the product of the Change of Control Benefits and the marginal rate of any applicable state and federal income tax, then the Change of Control Benefits shall be reduced to the Non-Triggering Amount; then

(c)                                  The Participant shall determine the allocation of the reduction required hereby among the Change of Control Benefits.

22.                                 TERMINATION OF PROGRAM

This Severance Program shall continue in full force and effect through December 31, 2008, thereafter it may be terminated by the Company in its sole discretion by action of the Board of Directors.